UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

April 6, 2006

(Date of report)

March 31, 2006

(Date of earliest event reported)

Sotheby’s Holdings, Inc.

(Exact name of registrant as specified in its charter)

Michigan	1-9750	38-2478409

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

38500 Woodward Avenue, Suite 100
Bloomfield Hills, Michigan	48303

(Address of principal executive offices)	(Zip Code)

(248) 646-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

          Effective as of April 1, 2006, Sotheby’s Holdings, Inc. (the “Company”) and William F. Ruprecht, the Company’s President and Chief Executive Officer, agreed on the terms of his employment for the five-year period ending March 31, 2011. This arrangement supersedes his previous employment agreement. Under the new arrangement Mr. Ruprecht’s annual base salary is $700,000. Mr. Ruprecht will also be entitled to receive annual cash bonuses based on his own and the Company’s performance in relation to a number of management and other objectives determined each year by the Board of Directors and the Compensation Committee. Mr. Ruprecht’s annual target bonus will be 1.5 times his base salary, and his bonus will be subject to a cap specified in his terms of employment and is not subject to a floor or minimum payment.

          In an effort to encourage and reward the growth of the Company and the creation of shareholder value, the Company has agreed to grant Mr. Ruprecht a one time award of 300,000 shares of restricted stock that will only vest and create value for Mr. Ruprecht at the end of the third and fifth years of his employment arrangement, and only if certain objective performance and market-based criteria are satisfied. These criteria are based on either a specified compound increase in shareholder value as measured by stock price and dividends, if any, or a specified compound cumulative increase in the Company’s net income. As he has in the past three years under his previous employment agreement, Mr. Ruprecht received a 2006 equity award of restricted shares of stock. This award of 78,785 restricted stock shares, which was received on March 31, 2006, had a fair market value equal to $2,050,000 on the date of grant and will vest in equal annual installments over four years. Mr. Ruprecht is no longer eligible to participate in the Company’s Executive Bonus Plan, but instead, beginning in 2007, will be entitled to a restricted stock grant in each year, subject to agreed minimum and maximum levels, the value of which will be determined based on the extent to which the performance criteria for the Executive Bonus Plan have been satisfied.

          Mr. Ruprecht’s employment arrangement may be terminated at any time by the Company or Mr. Ruprecht prior to the expiration of the five-year term. If Mr. Ruprecht’s employment is terminated by the Company for Cause or by Mr. Ruprecht without Good Reason, as such terms are defined in his terms of employment, Mr. Ruprecht will be paid only accrued base salary and benefits. If the Company terminates Mr. Ruprecht’s employment without Cause or he terminates his employment for Good Reason during the five-year term, he will be entitled to a diminished benefit (as compared to the terms of his prior employment agreement) that includes, among other things, (1) accrued but unpaid salary through the termination date, (2) a cash payment of $3.5 million, (3) the immediate vesting of certain shares of restricted stock held by him pursuant to a formula described in his terms of employment, and (4) health benefits for him and his family for three years following the date of his termination. Mr. Ruprecht may terminate his employment for Good Reason if, among other things, the Company fails to provide the cash compensation or equity compensation described above.

          If Mr. Ruprecht’s employment is terminated under certain circumstances following a Change of Control (as defined in his terms of employment), the Company will pay him the compensation and benefits to which he would have been entitled had he been terminated by the Company without Cause, as described above, except that he will receive a $4 million cash termination payment, not a $3.5 million cash termination payment. If the Internal Revenue Service determines that any Change of Control or other payment to Mr. Ruprecht is subject to a federal excise tax, he is entitled to receive reimbursement for any such tax obligation on an after-tax basis.

          At or after expiration of the five-year term, if the Company terminates Mr. Ruprecht’s employment without Cause or he decides to terminate his employment, he will receive a diminished benefit (as compared to the terms of his prior employment agreement) of, among other things, $2,000,000 in cash in exchange for a covenant not to compete with the Company for 12 months. If, on or before December 31, 2010, the Company has not offered to continue his employment for at least one year with the same base salary and bonus opportunity that he is then receiving, but without any obligation by the Company to award him any additional equity compensation, he will forfeit some unvested restricted stock grants from prior years, but will be entitled to the immediate partial vesting of certain shares of restricted stock held by him pursuant to a formula described in his terms of employment.

          The Company will file an exhibit containing Mr. Ruprecht’s terms of employment with its Quarterly Report on Form 10-Q for the period ended March 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY’S HOLDINGS, INC.

By:	/s/ Michael L. Gillis

Michael L. Gillis
Senior Vice President,
Controller and Chief
Accounting Officer

Date:	April 6, 2006